Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective the 1st day of January 2022, by and between Amerityre Corporation (the “Company”), and Michael Sullivan, (the “Executive”).

PREMISES

A.         The Board of Directors of the Company (the “Board”), desires to employ the Executive as the Company’s CEO and President.

B.         The Executive desires to perform all of such services as the Company’s CEO and President and both the Company and the Executive want to enter into a written agreement as to their understanding of the employment relationship.

FOR AND IN CONSIDERATION of the mutual covenants contained herein and of the mutual benefits to be derived hereunder, the parties agree as follows:

1.         Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below:

(a)         “Accrued Benefits” shall mean the amount payable not later than ten (10) days following an applicable Termination Date and which shall be equal to the sum of the following amounts:

(i)         All salary, options, bonus or stock awards, earned or accrued through the Termination Date;

(ii)         Reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive and approved by the Company through the Termination Date; and

(iii)         All other payments and benefits to which the Executive may be entitled under the terms of any benefit plan of the Company.

(b)         “Board” shall mean the board of directors of the Company.

(c)         “Cause” shall mean any of the following:

(i)         The engagement by the Executive in fraudulent conduct, which the Board determines, in its reasonable discretion, has a significant adverse impact on the Company in the conduct of the Company’s business;

(ii)          Conviction of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, which the Board determines, in its sole discretion, has a significant adverse impact on the Company in the conduct of the Company’s business;

(iii)         Neglect or refusal by the Executive to perform his duties or responsibilities, which neglect or refusal, if capable of correction, is not corrected by Executive after seven (7) days’ notice in writing to Executive from the Board which specifies the neglect or refusal; or

(iv)         Material violation by the Executive of the Company’s established policies and procedures, which violation, if capable of correction, is not corrected by Executive after seven (7) days’ notice in writing to Executive from the Board which specifies the violation.

(d)         “Change of Control” shall mean:

(i)         The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (d), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or

(ii)         (1) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (2) a majority of the members of the Board ceases to be comprised of Directors whose most recent election to the Board was approved by at least a majority of the Incumbent Board prior to such election; or

(iii)         Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)         Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(e)         “Change of Control Period” shall mean the term of this Agreement and any renewal or extension thereof.

(f)         “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g)         “Confidential and Proprietary Information” means all information, whether or not patentable or copyrightable: (i) disclosed to or known by the Executive as a consequence of or through his/her employment with the Company, (ii) not generally known outside the Company, and (iii) which relates to the Company’s business. Confidential and Proprietary Information includes, but is not limited to, information of a technical nature, such as methods and materials, trade secrets under applicable statutes and the common law, methods, discoveries, inventions, processes, formulas, systems, computer programs, and studies, and information of a business nature such as business plans, market information, costs, customer lists, and so forth, regardless of whether such information is in oral, written or tangible form and regardless of whether such information is marked or otherwise designated as confidential or proprietary.

(h)         “Developments” means all Inventions, whether or not patentable, computer programs, copyright works, trademarks, Confidential and Proprietary Information, Works of Authorship, and other intellectual property, made, conceived or authored by the Executive, alone or jointly with others, while employed by the Company; whether or not during normal business hours or on the Company’s premises, that are within the present or reasonably contemplated scope of the Company’s business at the time such Developments are made, conceived, or authored, or which result from or are suggested by any work the Executive or others may do for or on behalf of the Company.

(i)         “Invention” means discoveries, concepts, and ideas, whether or not patentable or copyrightable, including but not limited to improvements, know-how, data, processes, methods, formulae, and techniques, as well as improvements thereof, or know-how related thereto, concerning any past, present or prospective activities of the Company which the Executive makes, discovers or conceives (whether or not during the hours of his engagement of with the use of the Company’s facilities, materials or personnel), either solely or jointly with others during his engagement by the Company or any affiliate and, if based on or related to Confidential and Proprietary Information, at any time after termination of such engagement.

(j)         “Intellectual Property” means Inventions, Confidential and Proprietary Information, Works of Authorship, patent rights, trademark rights, service mark rights, copyrights, know-how, Developments and rights of like nature arising or subsisting anywhere in the world, in relation to all of the foregoing, whether registered or unregistered.

(k)         “Notice of Termination” shall mean the notice described in Section 13 hereof.

(l)         “Person” shall have the meaning contained in Section 1(d)(i).

(m)         “Termination Date” shall mean, except as otherwise provided in Section 13 hereof,

(i)         The Executive’s date of death;

(ii)         Thirty (30) days after the delivery of the Notice of Termination terminating the Executive’s employment on account of Illness or Incapacity pursuant to Section 17 hereof, unless the Executive returns on a full-time basis to the performance of his duties prior to the expiration of such period; and

(iii)         Three (3) months after the delivery of the Notice of Termination if the Executive’s employment is terminated by the Company for any reason other than death, illness, incapacity, or Cause.

(n)         “Termination Payment” shall mean the payment described in Section 14 hereof.

(o)         “Works of Authorship” means an expression fixed in a tangible medium of expression regardless of the need for a machine to make the expression manifest, and includes but is not limited to, writings, reports, drawings, sculptures, illustrations, video recordings, audio recordings, computer programs, and charts.

2.         Employment. The Company hereby employs the Executive to perform those duties generally described in this Agreement, and the Executive hereby accepts and agrees to such employment on the terms and conditions set forth in this Agreement.

3.         Stated Term. The term of this Agreement shall be from the effective date hereof until December 31, 2022, subject to the termination provisions of this Agreement, or unless extended or renewed by the written agreement of the parties.

4.         Duties. During the term of this Agreement, the Executive shall be employed by the Company as CEO and President to perform the following duties:

(a) Have general charge of the Company’s business affairs and property and general supervision over the Company’s other officers, employees and agents, provided that the Executive shall report to the Board;

(b) Provide leadership, coordination and general direction regarding the Company’s policies, plans and programs to the operations of the Company and oversee their execution;

(c) Establish goals and objectives for the operations of the Company and use reasonable efforts to ensure that such goals and objectives are met;

(d) Administer and otherwise use reasonable efforts to ensure compliance with the Company’s policies and procedures and local, county, state and federal regulations;

(e) Develop and manage Company’s strategic operating plan and budgets;

(f) Perform related duties as required or deemed appropriate by the Board to accomplish the responsibilities and functions of the office;

(g) Anticipate, identify and communicate issues of concern to the Board and assist the Board in developing and implementing strategies and solutions.

The Executive shall devote substantially all of his working time and efforts to the business of the Company and its subsidiaries and shall not during the term of this Agreement be engaged in any other substantial business activities which will significantly interfere or conflict with the reasonable performance of his duties hereunder.

5.         Compensation.

(a)         Salary. For all services rendered by the Executive, the Company shall pay to the Executive a salary of $190,000 per year (“Annual Salary”) throughout the term of this Agreement, payable in equal installments bi-weekly. All salary payments shall be subject to withholding for all applicable taxes and other required amounts. The Base Salary may be increased at any time as the Board may determine, including without limitation based on earnings, increased business activities of the Company, or such other factors as the Board may deem appropriate.

(b)         Stock Award. In connection with the execution of this Agreement, the Company awards Executive with 1,680,000 shares of the Company’s common stock (the “Stock Award”). The Stock Award shall be issued from the authorized shares under the Company’s 2022 Equity Incentive Plan and shall be valued at a price per share based on the average closing price of the Company’s common stock as quoted on the OTC Markets for the period of December 24, 2021 to December 31, 2021. The Stock Award will vest and be earned by the Executive in twelve equal monthly installments (140,000 shares per month) over the course of calendar year 2022, subject to continued service as an employee as of each applicable vesting date. Notwithstanding the vesting schedule, vested shares underlying the Stock Award will be issued approximately every six months.

(c)         Bonus Compensation. In connection with the Executive’s employment, the Executive will be eligible to earn bonus compensation up to thirty five (35) % of Annual Salary under Section 5(a) based on the Company meeting the following financial performance objectives. Each component set forth below will represent 50% of the bonus amount. The final bonus amount may be prorated or increased at the discretion of the Board based on earnings, increased business activities of the Company, or such other factors as the Board may deem appropriate :

Fiscal Year Ending June 30, 2022:

(i)         For achieving net sales revenue equal to or exceeding $5.2 million for the fiscal 2021 year.

(ii)         For achieving positive net income exceeding $285,000 for the fiscal 2022 year

(d)         Executive Benefits. The Company shall provide such health and medical insurance for the Executive in the form and program chosen by the Company for such full-time employees. In addition to the Stock Award specified in subsection 5(b) above, the Executive shall be entitled to participate in any retirement, pension, profit-sharing, stock option, or other plan as in effect from time to time on the same basis as other employees.

6.         Expenses. The Company will reimburse the Executive for reasonable documented expenses incurred by him in connection with the performance of his duties and in the furtherance of the Company’s business, including reasonable expenses for travel, lodging, meals, beverages, entertainment, and other items which are documented on the Executive’s periodic presentation of an account of such expenses.

7.         Vacations. Executive shall be entitled each year during the term hereof to a paid vacation of four (4) weeks. Vacation shall be taken by Executive at a time and with starting and ending dates mutually convenient to the Company and Executive. Vacation or portions of vacations not used in one employment year shall carry over to the succeeding employment year according to current Company employee policy.

8.         Nondisclosure of Confidential and Proprietary Information. Recognizing that the Company is presently engaged, and may hereafter continue to be engaged, in the research and development of processes and the performance of services which involve experimental and inventive work; and that the success of the Company’s business depends upon the protection of the processes, products and services by patent, copyright or by secrecy; and that the Executive has had, or during the course of his engagement may have, access to Confidential and Proprietary Information of the Company, as herein defined, or other information and data of a secret or propriety nature of the Company which the Company desires to keep confidential and the Executive has received, or during the course of his engagement may receive, the Executive agrees and acknowledges that:

(a)         The Company has exclusive rights to all Confidential and Proprietary Information and the Executive hereby assigns all rights he might otherwise possess in any Confidential and Proprietary Information to the Company. Except as required in the performance of his duties to the Company, the Executive will not at any time during or after the term of his engagement with the Company, which term shall include any time in which the Executive may be retained by the Company as a consultant, directly or indirectly use, communicate, disclose or disseminate any Confidential and Proprietary Information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company, its products, customers, processes and services, including information relating to testing, research, development, manufacturing, marketing and selling.

(b)         All documents, records, notebooks, notes, memoranda and similar repositories of, or containing, Confidential and Proprietary Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or its operations and activities made or compiled by the Executive at any time or made available to him prior to or during the term of his engagement by the Company, including any and all copies thereof, shall be and remain the property of the Company, shall be held by him in trust solely for the benefit of the Company, and shall be delivered to the Company by him on the termination of his engagement or at any other time on the request of the Company.

(c)         The Executive will not assert any rights under any inventions, trademarks, copyrights, discoveries, concepts or ideas, or improvements thereof, or know-how related thereto, as having been made or acquired by him prior to his being engaged by the Company or during the term of his engagement if based on or otherwise related to Confidential and Proprietary Information.

9.         Ownership of Inventions.

(a)         All Inventions shall be the sole property of the Company, and the Executive agrees to perform the provisions of this Section 10 with respect thereto without the payment by the Company of any royalty or any consideration therefor, other than Annual Salary and other compensation required to be paid to the Executive under this Agreement.

(b)         The Executive shall maintain written notebooks in which he shall set forth, on a current basis, information as to all Inventions, describing in detail the procedures employed and the results achieved as well as information as to any studies or research projects undertaken on the Company’s behalf. The written notebooks shall at all times be the property of the Company and shall be surrendered to the Company upon termination of his engagement or, upon the request of the Company, at any time prior thereto.

(c)         The Executive shall apply, at the Company’s request and expense, for United States and foreign letters patent or copyrights either in the Executive’s name or otherwise as the Company shall desire.

(d)         The Executive hereby assigns to the Company all of his rights to such Inventions, and to applications for United States and/or foreign letters patent or copyrights and to United States and/or foreign letters patent or copyrights granted upon such Inventions.

(e)         The Executive shall acknowledge and deliver promptly to the Company, without charge to the Company, but at its expense, such written instruments (including applications and assignments) and do such other acts, such as giving testimony in support of the Executive’s inventorship, as may be necessary in the opinion of the Company to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent and copyrights relating to the Inventions and to vest the entire right and title thereto in the Company of its nominee. The Executive acknowledges and agrees that any copyright developed or conceived of, by the Executive during the term of his employment which is related to the business of the Company shall be a “work made for hire” under the federal copyright law of the United States and other applicable jurisdictions.

(f)         The Executive represents that his performance of all the terms of this Agreement and as an Executive of or consultant to the Company does not and will not breach any trust prior to his employment by the Company. The Executive agrees not to enter into any agreement either written or oral in conflict herewith and represents and agrees that he has not brought and will not bring with him to the Company or use in the performance of his responsibilities at the Company any materials or documents of a former Company which are not generally available to the public, unless he has obtained written authorization from the former Company for their possession and use, a copy of which has been provided to the Company.

(g)         No provisions of the Paragraph shall be deemed to limit the restrictions applicable to the Executive under Section 9 and 10.

10.         Shop Rights. The Company shall have the royalty-free right to use in its business, and to make, use and sell products, processes and/or services derived from any inventions, discoveries, concepts and ideas, whether or not patentable, including but not limited to processes, methods, formulas and techniques, as well as improvements thereof or know-how related thereto, which are not within the scope of Inventions as defined herein but which are conceived of or made by Executive during the period he is engaged by the Company or with the use or assistance of the Company’s facilities, materials, or personnel.

11.         Non-Compete. The Executive hereby agrees that during the term of this Agreement and any renewal or extension term thereof, and for the period of two years from the termination thereof that the Executive will not except as permitted by Nevada law, directly or indirectly:

(a)         Own, manage, operate, or control any business of the type and character engaged in and competitive with the Company or any subsidiary thereof. For purposes of this paragraph, ownership of securities of not in excess of two and one-half percent (2.5%) of any class of securities of a public company listed on a national securities exchange shall not be considered to be competition with the Company or any subsidiary thereof;

(b)         Act as, or become employed as, an officer, director, executive, manager, partner consultant or agent of any business of the type and character engaged in and competitive with the Company or any of its subsidiaries; and,

(c)         Solicit the employment of, or hire, any Person employed full-time by the Company or its subsidiaries as of the date of termination of this Agreement.

12.         Termination. The Company may terminate this Agreement without Cause. If this Agreement is so terminated, then Company will be obligated to pay the Executive termination payments in accordance with section 14 of this Agreement. Any termination by the Company or the Executive of the Executive’s employment during the term hereof shall be communicated by written Notice of Termination to the Executive, if such Notice of Termination is delivered by the Company, and to the Company, if such Notice of Termination is delivered by the Executive, all in accordance with the following procedures:

(a)         The Notice of termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination; and

(b)         Any Notice of Termination by the Company shall be approved by a resolution duly adopted by a majority of the members of the Board.

13.         Termination Upon Change of Control. Notwithstanding any provision of this Agreement to the contrary, the Executive may terminate this Agreement upon a Change of Control, provided the Executive has been given ninety (90) days to consider whether to continue in the same or substantially equivalent capacity with the acquiring Person or accept Termination Payments consistent with Section 14 below.

14.         Termination Payments. In the event the Executive’s employment (i) is terminated by the Company during the term hereof without Cause or (ii) within one year following a Change of Control the Executive’s position as President and CEO is (A) terminated by the Company without Cause or (B) his duties are modified in a manner materially adverse to the Executive through no fault of the Executive (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) and the Executive terminates his employment, the Executive shall be paid nine (9) months severance, which includes nine (9) months of the Executive’s Annual Salary, pro rata share of earned Bonus Compensation through the termination date and nine (9) months of the Executive Benefits as set forth in Section 5 as full settlement of any sums owed under this Agreement and for any potential actions for breach of this Agreement by the Company. Termination of the Executive’s employment as described in the first sentence of this Section 14 will result in the immediate vesting of all shares awarded in the Stock Award in Section 5(b) of this Agreement, and all shares will be issued to the Executive upon termination. Other than any payments set forth in this Section 14, the Executive shall be entitled to no further compensation nor any other payments after such termination. The Executive shall receive no further payments if terminated for Cause other than Accrued Benefits. If terminated for Cause, the Executive will only receive vested shares as of the date of termination, and any unvested shares will be forfeited.

15.         Death During Employment. If the Executive dies during the term of this Agreement, the Company shall have no further obligations to pay the Executive other than any Accrued Benefits to the Executive’s estate.

16.         Illness or Incapacity. If the Executive is unable to perform the Executive’s services by reason of illness or incapacity for a period of more than three (3) consecutive months, the compensation thereafter payable to the Executive during the next nine (9) consecutive months shall be 50% of the compensation provided for herein. During such period of illness or incapacity, the Executive shall be entitled to receive incentive compensation if any. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within a twelve (12) consecutive month period, the Executive shall not be entitled to receive any further compensation nor any payments for such illness or incapacity, and the Company may terminate this Agreement without further liability to the Executive. Any existing options to purchase the Company’s common stock held by the Executive at the time of termination shall be governed by the terms of the option and not affected by this provision. Notwithstanding any of the foregoing, if such illness or incapacity ceases prior to twelve (12) consecutive months, at the termination of such illness or incapacity, the Executive shall be entitled to receive the Executive’s full compensation payable pursuant to the terms of this Agreement.

17.         Non-transferability. Any right to receive any payment due under this Agreement or any other rights hereunder are expressly declared nontransferable with the exception of payment of Accrued Benefits to the Executive’s estate in the event of the death of the Executive.

18.         Indemnification. The Company shall indemnify the Executive and hold the Executive harmless from liability for acts or decisions made by the Executive while performing services for the Company to the greatest extent permitted by applicable law. The Company shall use its best efforts to obtain coverage for the Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of the Company against such liability.

19.         Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

20.         Entire Agreement. This Agreement is and shall be considered to be the entire agreement or understanding between the parties hereto with respect to the employment of the Executive by the Company. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto covering any such matter during this contract period, or any plans or periods thereafter, shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that is to constitute a part of this Agreement and is attached as an amendment to this Agreement and is signed by the parties to this Agreement.

21.         Enforcement. Each of the parties to this Agreement shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party. The Executive hereby specifically acknowledges and agrees that a breach of the provisions of Sections 8, 9, 10, or 11 of this Agreement will cause irreparable harm and damage to the Company, that the remedy at law, for the breach or threatened breach of this Agreement will be inadequate, and that, in addition to all other remedies available to the Company for such breach or threatened breach (including, without limitation, the right to recover damages), the Company shall be entitled to injunctive relief for any breach or threatened breach of the provisions of Sections 8, 9, 10, or 11 of this Agreement, without the requirement of posting any bond or other security.

22.         Governing Law; Exclusive Jurisdiction.. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Jurisdiction and venue for any subsequent legal proceeding involving disputes arising out of this Agreement shall lie exclusively in Nevada’s Eighth Judicial District Court, Clark County, Nevada.

23.         Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

24.         Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any covenant, agreement, term, or condition.

25.         Litigation Expenses. In the event that the Executive or the Company shall file an action in connection with the enforcement of this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, costs, and expenses incurred by the prevailing party in connection with the enforcement of this Agreement. Payment shall be made upon the conclusion of such action.

26.         Survivability. The provisions of Sections 8, 9, 10, 11 and 21 shall survive termination of this Agreement.

AGREED AND ENTERED INTO as of the date first above written.

Company:                                                                                             Executive:

AMERITYRE CORPORATION

By